EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 17, 2019 by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on behalf of itself and its subsidiaries, related and affiliated companies, and all of their respective divisions, successors, and assigns (collectively, Alexion”), and Aradhana Sarin (the “Employee”).

WHEREAS, the Company agrees to employ the Employee, subject to the terms and conditions contained in this Agreement; and
WHEREAS, the Employee agrees to accept employment with the Company, subject to the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Employment Duties and Acceptance.

(a)The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company as Executive Vice President. Effective as of a date to be determined in the Company’s discretion, Employee shall be appointed as the Company’s Executive Vice President, Chief Financial Officer and shall perform the duties of such position, or such other position as the Employee shall reasonably be directed by the Company to perform. The Employee shall report to the Chief Executive Officer of the Company. The Employee hereby accepts such employment and agrees to render the services described above.

(b)During the Term, the Employee shall devote the Employee’s full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of the Employee’s duties and responsibilities hereunder. Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee, with the written consent of the Chief Executive Officer, may, without the receipt of remuneration: (1) have non full-time academic appointments; (2) participate in professional activities; (3) publish academic articles; and (4) participate in community and/or philanthropic activities (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Employee’s duties to the Company, and, in the course of such Permitted Activities, the Employee does not in any way use or disclose Confidential Information or otherwise violate Sections 4 or 5 hereof.

2.Term of Employment.

The term of the Employee’s employment under this Agreement shall commence as of September 17, 2019 (the “Effective Date”) and shall end on the third anniversary thereof, unless sooner terminated pursuant to Section 6, 7 or 8 of this Agreement. Notwithstanding the foregoing, unless notice is given by the Employee or the Company at least sixty (60) days prior to the expiration of the Term of this Agreement (or at least sixty (60) days prior to the expiration of any extension hereof), the Term of the Agreement shall be automatically extended by one (1) year from the date it would otherwise end (whether upon expiration of the original Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6, 7 or 8 hereof. The term of this Agreement as from time to time extended or renewed is hereafter referred to as “the Term of this Agreement” or “the Term”.

3.	Compensation and Benefits

(a)As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, an annual base salary of $800,000.00 (as it may be adjusted from time to time, the “Base Salary”), payable in accordance with its regular payroll practices. The Employee’s Base Salary hereunder shall be reviewed in accordance with the regular performance review practices of the Board of Directors of the Company (the “Board”) or the Leadership and Compensation Committee thereof (the “Committee”) during the Term of the Agreement for increase at the discretion of the Board or the Committee.

(b)The Company agrees that the Employee shall be eligible for an annual performance bonus from the Company with respect to each fiscal year of the Company that ends during the Term, pursuant to the Company’s management incentive bonus program in effect from time to time (such plan, as so in effect, the “Bonus Plan”). The Employee’s target bonus under the Bonus Plan will be 70% of the Base Salary. The actual amount of any such bonus payable to the Employee under the Bonus Plan shall be determined by the Board or the Committee and paid by the Company in accordance with the terms of the Bonus Plan, subject to the Employee’s remaining employed on the date that bonuses are paid under the Bonus Plan, except as otherwise expressly provided herein.

(c)The Employee shall be eligible to receive grants of stock-based awards under the equity incentive plan or program maintained by the Company as in effect from time to time (such plan, as so in effect, the “Equity Plan”) in the discretion of the Board or the Committee. Any such stock-based award will be subject to the terms of the Equity Plan, the terms of the award agreement evidencing such stock-based award, and such other restrictions and limitations as are generally applicable to shares of the Company’s common stock or Company employees or otherwise imposed by law.

(d)The Company shall pay or reimburse the Employee for all reasonable, customary and necessary business expenses actually incurred or paid by the Employee during the Term in the performance of services under this Agreement, subject to travel and other policies and such reasonable substantiation and documentation as may be required by the Company from time to time, provided that (1) the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year, (2) reimbursement is made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (3) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)During the Term, the Employee shall be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under this Agreement (e.g., a severance pay plan). Participation in such employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(f)During the Term, the Employee shall be eligible to earn paid vacation of four (4) weeks and for two (2) personal days, accruing over each calendar year, to be taken in accordance with applicable Company policy.

4.Confidentiality.

The Employee acknowledges and agrees that the Employee is bound by the terms and conditions of the Proprietary Information and Inventions Agreement that the Employee separately entered into with the Company and as may be amended from time to time (the “Proprietary Information and Inventions Agreement”). Notwithstanding any other provision of this Agreement, the Employee shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement which shall survive the termination of this Agreement in accordance with its terms. Without limiting the Employee’s obligations under the Proprietary Information and Inventions Agreement, the Employee agrees that during the Employee’s employment with the Company, the Employee will have access to a variety of trade secret and/or confidential and proprietary information relating to Alexion’s business that is not generally available to the public through legitimate means, including but not limited to information relating to business opportunities, operations, cost and pricing data, strategies, forecasts, customer lists, improvements, technologies, techniques, processes, research, methods, procedures, testing systems, assays, compounds, molecules, organisms, gene sequences, cell lines, other reagents, uses of any of the foregoing, manufacture of any of the foregoing, computer software and programs (including source code and related documentation), test and/or experimental data and results, specifications, laboratory notebooks and drawings, and/or other information which has not been made available to the general public by senior management (all of which information is collectively referenced as “Confidential Information”). The Employee acknowledges and agrees that such Confidential Information is Alexion property, and shall not, directly or indirectly, use or disclose it for the Employee’s own or a third party’s benefit.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

In consideration of (i) the Employee’s employment or continued employment; (ii) access to the Company’s key business relationships and Confidential Information; (iii) the ability to participate in Company-sponsored programs or plans; and/or (iv) other fair and reasonable mutually agreed-upon consideration as set forth herein and provided to the Employee, the Employee agrees to the following restrictions, including without limitation the non-competition restriction in Section 5(d) below, which the Employee acknowledges are reasonable and necessary to protect Alexion’s interests.
(a)Exclusive Services. During the Term, the Employee shall not (i) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion, or (ii) participate in the formation of any business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any publicly traded corporation not exceeding 2% of such corporation’s then outstanding shares of capital stock, and provided further, that nothing contained herein shall be deemed to limit the Employee’s Permitted Activities pursuant to Section 1(b) hereof.

(b)Non-Recruitment of Restricted Employees. During the Term and during the Restricted Period following the termination of the Employee’s employment for any reason, voluntary or involuntary, the Employee shall not, directly or indirectly: (i) solicit or recruit, or attempt to solicit or recruit, or otherwise encourage or entice, any Restricted Employee to end employment with or engagement by (or otherwise diminish such Restricted Employee’s relationship with) Alexion; or (ii) hire or attempt to hire a Restricted Employee; or (iii) in any other way interfere with a Restricted Employee’s relationship with Alexion. The “Restricted Period” means twelve (12) months, which shall be extended to two (2) years upon the Employee’s breach of the Employee’s fiduciary duty to Alexion and/or unlawful taking, physically or electronically, of property belonging to Alexion. A “Restricted Employee” means a person who is employed or engaged by Alexion as an employee or independent contractor (and has not received advance notice of Alexion’s termination of his or her employment or engagement by Alexion) and: (i) with whom the Employee had business-related contact within the twenty-four (24) month period prior to the date of the Employee’s termination of employment; or (ii) about whom the Employee had access to Confidential Information within the twenty-four month period prior to the date of the Employee’s termination of employment.

(c)Non-Solicitation of Restricted Partners. During the Term and during the Restricted Period following the termination of the Employee’s employment for any reason, voluntary or involuntary, the Employee shall not, directly or indirectly, call on, contact, service, or solicit, or attempt to call on, contact, service, or solicit, any Restricted Partner for the purpose of researching, developing, producing, distributing, marketing, providing, selling or commercializing a Competing Product. A “Restricted Partner” means a vendor, supplier, business partner, customer, or potential customer of Alexion: (i) whom the Employee called on, contacted, collaborated, serviced, or solicited for the research, development, production, distribution, marketing, providing, selling or commercialization of an Alexion product, product candidate, process or service within the twenty-four month period prior to the date of the Employee’s termination of employment; or (ii) whose dealings with Alexion the Employee coordinated or supervised within the twenty-four month period prior to the date of the Employee’s termination of employment; or (iii) about whom the Employee had access to Confidential Information within the twenty-four month period prior to the date of the Employee’s termination of employment. A “Competing Product” is a product, product candidate, process or service that is or would be directly or indirectly competitive with a product, product candidate, process or service with which the Employee, within the twenty-four month period prior to the Employee’s termination of employment, either worked or about which the Employee acquired Confidential Information.

(d)Non-Competition. During the Term and for the Restricted Period following the termination of the Employee’s employment (other than termination by the Company without Cause or due to layoff), the Employee shall not, directly or indirectly: (i) own, operate, finance, control, or participate in the formation of, any Competing Organization in the Restricted Territory other than as a passive owner of not more than two percent (2%) of the outstanding shares of capital stock of any publicly traded corporation; or (ii) render services to, give advice to, consult with, or be employed by a Competing Organization in the Restricted Territory if such services, advice, consultation, or employment involve: (1) the research, development, production, distribution, marketing, providing, selling or commercialization of Competing Products; or (2)

assisting others in the research, development, production, distribution, marketing, providing, selling or commercialization of Competing Products; or (3) developing or implementing strategies to compete with Alexion with respect to Competing Products; or (4) directly or indirectly supervising or managing employees or other personnel who compete with Alexion with respect to Competing Products; or (5) utilizing or disclosing Confidential Information. A “Competing Organization” means any person or entity that is engaged in, or about to become engaged in, the research, development, production, distribution, marketing, providing, selling or commercialization of a Competing Product. The “Restricted Territory” means the United States of America, and any other country (or political subdivision thereof) in which Alexion conducts business and in the twenty-four month period prior to the date of the Employee’s termination of employment: (i) in which the Employee performed services for Alexion; or (ii) over which the Employee had sales or management responsibilities for Alexion; or (iii) in which Alexion employed or engaged Restricted Employees whom the Employee directly or indirectly supervised or managed or with whom the Employee collaborated; or (iv) about which the Employee had access to Confidential Information.

(e)    Non-Disparagement. Except as set forth in Section 5(f) below, at no time during the Term of this Agreement or thereafter, regardless of the reason for termination of the Employee’s employment, will the Employee do or say anything that disparages the Company, its Affiliates, its business, its management, its employees or its products in communications with any customer, client or the public. The Employee will, furthermore, not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates, or that harms the interests or reputation of the Company or any of its Affiliates.

(f)    Non-Interference. Nothing in this Agreement or the Proprietary Information and Inventions Agreement limits, restricts, or in any other way affects the Employee’s communicating with any governmental agency, entity, or official regarding an alleged violation of federal or state law or regulation; communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity; or from otherwise making disclosures that are protected under applicable law, including, without limitation, the Defend Trade Secrets Act and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency.  By the Employee’s signature below, the Employee acknowledges that the Company hereby has provided the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An individual who files a lawsuit against an employer for retaliation for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(g)    Acknowledgment of Restrictions. The Employee acknowledges that the Employee has read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Employee pursuant to Sections 5(a)-(f) above. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, including but not limited to the Company’s trade secrets, Confidential Information, and customer goodwill, and are reasonable in respect to subject matter, length of time, and geographic area. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4 or 5, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of the provisions of Sections 4 or 5, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained above, the Employee agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Employee of such covenants. The Employee agrees that each of the Company’s Affiliates shall have the right to enforce all of the Employee’s obligations to that Affiliate under this Agreement. No claimed breach of this Agreement or other violation of law attributed to Alexion, or change in the nature or scope of the Employee’s employment or other relationship with Alexion shall operate to excuse the Employee from the performance of the Employee’s obligations under this Agreement. The provisions of this Section 5 will remain in full force and effect regardless of any changes to the Employee’s position, duties, authority, title, reporting relationship or principal work location.
(h)    Modification. If any of the covenants contained in this Section 5, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and that the parties intend for the court to modify the duration and/or area of such provision to the maximum extent permitted by law. The parties agree that in its reduced form, such provision shall then be enforceable.
(i)    Severability. If any of the covenants contained in this Section 5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. In the event that the courts of any state shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6.	Termination by the Company.

The Company may terminate the employment of the Employee as follows during the Term of this Agreement if any one or more of the following shall occur:
(a)Death. If the Employee shall die during the Term, the Employee’s employment hereunder shall automatically terminate.

(b)Disability. If the Employee shall become physically or mentally disabled so that the Employee is unable substantially to perform the essential functions of the Employee’s position even with any reasonable accommodation required by law for (1) a period of 120 consecutive days, or (2) for shorter periods aggregating to 180 days during any twelve (12) month period, then the Company may terminate the Employee’s employment hereunder upon written notice given by the Company to the Employee.

(c)For Cause. If the Employee acts, or fails to act, in a manner that provides Cause for termination, the Company may at any time terminate the Employee’s employment hereunder upon written notice given by the Company to the Employee. For purposes of this Agreement, the term “Cause” means (1) the Employee’s indictment for, or conviction of, a crime involving moral turpitude, or any other crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) the Employee’s willful neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder; provided such neglect or failure, if susceptible of cure, remains uncured for a period of thirty (30) days after written notice describing the same is given to the Employee; provided further that isolated and insubstantial neglect or failures shall not constitute Cause hereunder, (3) the Employee’s material breach of this Agreement or any other material agreement with the Company, (4) the Employee’s actual or threatened violation of Sections 4 or 5 hereof or the Employee’s breach of any confidentiality provisions contained in the Proprietary Information and Inventions Agreement, (5) any act of fraud or embezzlement by the Employee involving the Company or any of its Affiliates, or (6) the Employee’s material violation of Alexion’s code of conduct, or similar code of business conduct, or any written employment policies of Alexion, each, as in effect from time to time.

(d)Without Cause. The Company may at any time terminate the Employee’s employment hereunder without Cause upon written notice given by the Company to the Employee.

7.Termination by the Employee.

(a)Other than for Constructive Termination. The Employee may terminate Employee’s employment hereunder at any time, for any reason and for no reason, upon not less than sixty (60) days’ prior written notice to the Company.

(b)Constructive Termination. The Employee may terminate Employee’s employment hereunder upon written notice to the Company if any one or more of the following shall occur, each of which is deemed a Constructive Termination:

(i)a material breach of the terms of this Agreement by the Company and such breach continues uncured for thirty (30) days after the Employee first gives written notice of such breach to the Company;

(ii)a written notice by the Company of its intent to relocate the Employee’s place of employment to a location that is both (x) not the Employee’s home, and (y) is beyond a 30-mile radius of the Employee’s principal work location; or

(iii)a material breach by the Company of any other material agreement with the Employee and such breach continues uncured for thirty (30) days after the Employee first gives written notice of such breach to the Company.

Notwithstanding the foregoing, the Employee shall not be deemed to have a “Constructive Termination” unless the Employee gives the Company written notice of such a condition within ninety (90) days after such condition first comes into existence, the Company fails to remedy such condition within thirty (30) days after receiving the Employee’s written notice and the Employee terminates Employee’s employment not later than thirty (30) days after the Company so fails to remedy such condition.

8.	Termination by Employee for Good Reason Following a Change in Control.

In addition to Section 7(b)(i) through (iii) above, during the period commencing on the Change in Control (as defined in Section 14) and ending on the eighteen (18) month anniversary of such Change in Control, the Employee may terminate Employee’s employment upon expiration of ninety (90) days’ prior written notice if “Good Reason” exists. For this purpose, termination by the Employee for “Good Reason” shall mean a termination by the Employee of Employee’s employment hereunder following the initial occurrence, without Employee’s prior written consent, of any of the following events, unless the Company or its successor fully cures all grounds for such termination within thirty (30) days after receipt of the Employee’s written notice (it being understood that a termination of employment hereunder shall only be for Good Reason if the Employee terminates his employment not later than thirty (30) days after the Company so fails to cure such grounds):

(a)any material adverse change in the Employee’s authority, duties, titles or offices (including reporting responsibility), from those existing immediately prior to the Change in Control;

(b)a diminution of the Employee’s Base Salary or annual bonus opportunity as provided for in Section 3; or

(c)the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction.

9.Severance and Benefit Continuation.

(a)Termination for Cause or Voluntary Termination. In the event of a termination of the Employee’s employment by the Company for Cause pursuant to Section 6(c) hereof or by the Employee pursuant to Section 7(a) hereof, no severance or other termination pay or benefits shall be due to the Employee and the only obligation of the Company shall be to pay the Employee any accrued but unpaid Base Salary as of the date of termination and any accrued but unpaid vacation as of the date of termination (the “Accrued Obligations”), which amounts shall be paid to the Employee within thirty (30) days of the date of termination. In the event of a termination of the Employee’s employment pursuant to Section 7(a), the Company may elect to waive the period of notice required by Section 7(a), or any portion thereof, and, if the Company so elects, the Company will pay the Employee’s Base Salary for the period so waived. Upon a termination covered by this Section 9(a), the Employee shall have the same opportunity to continue group health benefits at the Employee’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company. Any outstanding equity awards previously granted to the Employee under the Equity Plan shall be treated in accordance with the terms of the Equity Plan and any individual award agreements under which such equity awards were granted. A termination of the Employee’s employment that occurs by reason of the Employee’s notice to the Company of non-renewal of the Term under Section 2 hereof will be treated as a termination by the Employee under Section 7(a).

(b)Termination for Death or Disability. In the event of the a termination of the Employee’s employment pursuant to Section 6(a) or Section 6(b) by reason of the death or disability of the Employee, in addition to the Accrued Obligations, the Company shall pay the Employee (or the Employee’s estate in the event of a termination due to death), a pro-rata annual bonus for the year in which such termination of employment occurs, calculated by multiplying the Employee’s target annual bonus by a fraction, the numerator of which is the number of days the Employee was employed during such year and the denominator of which is 365 and shall provide the Health Continuation Benefit Payment (as defined in Section 9(c)(ii)). In the event of a termination of the Employee’s employment due to death, the Company shall also pay to the Employee’s estate an amount equal to three (3) months of Base Salary. The pro-rata bonus, Health Continuation Benefit Payment and the Base Salary shall be paid as provided in Section 9(e) below. All equity awards for which the vesting schedule is based solely on the passage of time and continuation of employment (“Time-Vesting Equity Awards”) previously granted to the Employee shall become vested and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such awards were granted. All other equity awards previously granted to the Employee will vest only to the extent provided in the Equity Plan and the award agreements evidencing such awards.

(c)Involuntary Termination Other Than for Cause, Voluntary Termination Following Constructive Termination, or Non-Renewal by the Company. If (1) the Company terminates the Employee’s employment pursuant to Section 6(d) hereof, (2) the Employee terminates the Employee’s employment pursuant to Section 7(b) hereof or (3) at the end of the Term of this Agreement the Employee shall cease to be employed by the Company by reason of the Company’s decision not to renew the Term under Section 2 hereof (“Non-Renewal”), and in each case the termination of employment does not occur within eighteen (18) months following the consummation of a Change in Control of the Company, then, in addition to the Accrued Obligations:

(i)the Company shall pay the Employee 1.5 times the sum of (A) the Employee’s Base Salary at the time of Employee’s termination of employment plus (B) the amount equal to the Employee’s target annual bonus for the year in which the termination of employment occurs. Subject to Section 9(g), such amounts will be paid to the Employee in accordance with Section 9(e) below; and

(ii)if the Employee (and Employee’s eligible dependents, as applicable), as of the date of Employee’s termination of employment, participate in the Company’s group medical, dental and vision plans, the Company shall pay the Employee a lump-sum amount that, after all applicable taxes and withholdings are deducted, is the economic equivalent of the monthly health premiums paid by the Company on behalf of the Employee and Employee’s eligible dependents immediately prior to the date of Employee’s termination of employment multiplied by eighteen (18) (the “Health Continuation Benefit Payment”). Subject to Section 9(g), such amounts will be paid to the Employee in accordance with Section 9(e) below;

(iii)all Time-Vesting Equity Awards previously granted to the Employee on or about the Effective Date, if any, shall fully and immediately vest as of the date of termination of employment, and all other Time-Vesting Equity Awards that have both been previously granted to the Employee and are at least 50% vested as of the date of termination of employment shall fully and immediately vest as of the date of termination of employment; any such Time-Vesting awards that consist of stock options shall become exercisable immediately prior to such termination of employment and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted; and

(iv)all equity awards, other than the Time-Vested Equity Awards, previously granted to and earned by the Employee and that are at least 50% vested as of the date of termination of employment, shall fully and immediately vest as of the date of termination of employment and become exercisable immediately prior to such termination of employment, and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted.

(d)Involuntary Termination Other Than for Cause, Voluntary Termination Following Constructive Termination or for Good Reason, or Non-Renewal by the Company, Upon a Change in Control. In the event that (1) the Company terminates the Employee’s employment pursuant to Section 6(d) hereof, (2) the Employee terminates Employee’s employment following a Constructive Termination under Section 7(b) hereof or for Good Reason under Section 8 hereof, or (3) there is a Non-Renewal by the Company, and in each case the termination of employment or Non-Renewal occurs within eighteen (18) months following the consummation of a Change in Control of the Company, then, in addition to the Accrued Obligations:

(i)the Company shall pay the Employee two (2) times the sum of (A) the Employee’s Base Salary at the time of Employee’s termination of employment plus (B) the amount equal to the Employee’s target annual bonus for the year in which the termination of employment occurs. The Company also shall pay the Employee a pro-rata annual bonus for the year in which such termination of employment occurs, calculated by multiplying the Employee’s target annual bonus by a fraction, the numerator of which is the number of days the Employee was employed during such year and the denominator of which is 365. Subject to Section 9(g), such amounts will be paid to the Employee as provided in Section 9(e) below;

(ii)the Company shall provide the Employee with the Health Continuation Benefit Payment. Subject to Section 9(g), such amounts will be paid to the Employee as provided in Section 9(e) below;

(iii)all Time-Vesting Equity Awards previously granted to the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted; and

(iv)all equity awards, other than the Time-Vesting Equity Awards, previously granted to and earned by the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted. All other non-Time Vesting awards previously granted to the Employee, but not earned as of the date of termination of employment, will vest, if at all, as determined in good faith by the Board of Directors based upon the achievement of performance conditions by the Employee and the Company.

(e)Payment of Severance and Benefits Subject to Release. The payments and benefits, including acceleration of vesting, provided in Section 9(b), 9(c) and 9(d) are intended as enhanced severance for a termination of employment by the Company or by the Employee in the circumstances provided and are subject to the Employee’s continued compliance with the provisions of Sections 4 and 5 hereof. As a condition to receiving such payments (or having such acceleration become effective), the Employee (or Employee’s estate or beneficiary or legal representative) shall first execute and deliver a comprehensive separation agreement including a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to this Agreement or pursuant to equity or employee benefit plans), in a form and substance provided by and satisfactory to the Company (the “Release”). Subject to the foregoing and subject to Section 9(g) below, any payments under Section 9(b), Section 9(c)(i) and (ii) and Section 9(d)(i) and (ii) will be paid in a lump sum sixty (60) days after the date of termination of the Employee’s employment. The Employee must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after the Employee’s Separation from Service. If the Employee (or Employee’s estate or beneficiary or legal representative) fails to return the Release on or before the Release Deadline, or if the Release is revoked by the Employee (or Employee’s estate or beneficiary or legal representative), then the Employee (or the estate or beneficiary or legal representative) will not be entitled to the payments and benefits described in Section 9(b), 9(c) and 9(d).

(f)Termination of Employment and Separation from Service. All references in the Agreement to termination of employment, a termination, retirement, cessation of employment, separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the date of such termination in any such case shall be construed to mean the date of the Separation from Service.

(g)Payment to a “Specified Employee”. To the extent the Employee is a Specified Employee and any payment hereunder that is payable by reason of termination of the Employee’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one (1) day after the Employee’s termination (or, if earlier, the date of the Employee’s death).

(h)Termination of all Positions. In the event that the Employee’s employment with the Company terminates for any reason, except as otherwise expressly provided by the Company, the Employee’s employment with, or other service to, all Affiliates of the Company by which the Employee is then employed or otherwise engaged in service shall automatically and immediately terminate, including without limitation, all such positions, offices, directorships or otherwise that the Employee held with respect to the Company and all Affiliates.

10.Cooperation.

Following the termination of employment, the Employee agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, will be available to consult during regular business hours at mutually agreed upon times for up to a three-month period thereafter. At any time following the Employee’s termination of employment for any reason, the Employee will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which the Employee was involved in any way while employed by the Company. The Employee further agrees to assist and cooperate with the Company in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by, the Company or its Affiliates. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known by the Employee to the Company, including through in-person interview(s) with the Company’s internal Legal Department or outside counsel for the Company. The Employee shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

11.	Indemnification.

The Company shall indemnify the Employee to the fullest extent permitted by applicable law and provided in its then-current articles of incorporation and by-laws. The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of the Employee’s employment with the Company, or any continued consulting relationship with the Company pursuant to Section 10 above. The Company shall provide, at its expense, Directors and Officers insurance for the Employee in amounts reasonably satisfactory to the Employee, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board of Directors. The Employee shall also be party to an Indemnification Agreement with the Company in the form provided by the Company. The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of the Employee’s employment with the Company.

12.	Excise Tax.

If any payment or benefit that the Employee would receive following a Change in Control of the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (b) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (a) and (b), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding awards under the Equity Plan; and reduction of employee benefits. In the event that acceleration of vesting of outstanding awards under the Equity Plan is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Employee’s outstanding equity awards.
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control of the Company shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another, nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within a commercially reasonable period of time after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employee and the Company.

13.	No Mitigation.

The Employee shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of employment by the Company.

14.	Definitions.

As used herein, the following terms have the following meaning:
(a)“Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

(b)“Change in Control” means the occurrence of any of the following events:

(i)Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors (“Voting Securities”) of the Company, or

(ii)Individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) as of the beginning of any twenty-four (24) month period (not including any period prior to the date of this Agreement), cease for any reason to constitute at least a majority of the Directors. Notwithstanding the foregoing, any individual becoming a Director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Directors, shall be considered an Incumbent Director; or

(iii)Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Securities immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, 50% or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv)Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition 14(b), the following terms shall have the meanings set forth below:
(A)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(B)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(C)“Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Board or the Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.

(e)“Specified Employee” shall mean an individual determined by the Board, the Committee, or their delegate, to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.

15.Representations by Employee.

The Employee represents and warrants that the Employee has full right, power and authority to execute the terms of this Agreement; this Agreement has been duly executed by the Employee and such execution and the performance of this Agreement by the Employee does not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Employee is a party or by which the Employee is bound. The Employee acknowledges and agrees that any material breach of the representations set forth in this Section will constitute Cause under Section 6.

16.	Recoupment.

The Employee hereby acknowledges and agrees that the annual bonus described in Section 3(b) and all other payments or grants of incentive-based compensation payable to the Employee by the Company or its Affiliates (whether under this Agreement or otherwise) shall be subject to any applicable clawback or recoupment policy of the Company, as such policy may be amended and in effect from time to time, and shall be subject to recoupment under such policy or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

17.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, Massachusetts 02210
Attn: General Counsel

If to the Employee: to the Employee’s address on file with the Company.

18.	Notice and Right to Consult Counsel.

The Employee acknowledges and agrees that the Employee has been provided with this Agreement at least ten (10) business days before its Effective Date, during which time the

Employee shall have the right to consult with counsel at the Employee’s sole expense. The Employee acknowledges that the Employee has been and is hereby advised of the Employee’s right to consult an attorney before signing this Agreement. The Employee understands and agrees that voluntarily signing this Agreement before the expiration of ten (10) business days shall serve as a waiver of the ten (10)-day review period.

19.	General.

(a)This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws rules. The Employee agrees to submit to the exclusive jurisdiction of the courts of or in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

(b)This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, except for the Proprietary Information and Inventions Agreement and the Indemnification Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(c)This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d)This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Employee, except to a successor of substantially all the Company’s business which expressly assumes the Company’s obligations hereunder in writing. In the event of a sale of all or substantially all of the assets of the Company, the Company shall use its best efforts to cause the purchaser to expressly assume this Agreement. The Employee may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Employee may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

(e)If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation, the obligations of the Employee under Sections 4 and 5 hereof. Upon termination of the Employee’s employment hereunder by either the Employee or the Company as permitted hereby, all rights, duties and obligations of the Employee and the Company to each other pursuant to this Agreement shall cease, except for the provisions hereof that contemplate performance after termination of employment, including without limitation the obligations of the Employee under Sections 4 and 5 hereof.

(g)This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(h)This Agreement may be executed in two or more counterparts, including by electronic delivery, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement. This Agreement is and shall be deemed to be executed under seal.

INTENDING TO BE BOUND, the parties have executed this Agreement under seal as of the date first above written.

ALEXION PHARMACEUTICALS, INC.
By: /s/ Ludwig Hantson
Name: Ludwig Hantson
Title: Chief Executive Officer

EMPLOYEE
/s/ Aradhana Sarin
Aradhana Sarin